Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Applied Materials, Inc.:

We consent to the incorporation by reference in the registration statement on the Form S-8 of Applied Materials, Inc. (the Company) of our report dated December 11, 2009, with respect to the consolidated balance sheets of the Company as of October 25, 2009 and October 26, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended October 25, 2009, the related financial statement schedule, and to the effectiveness of internal control over financial reporting as of October 25, 2009, which reports appear in the October 25, 2009 annual report on Form 10-K of the Company.

As discussed in note 11 to the consolidated financial statements, the Company changed its method of accounting for uncertainty in income taxes at the beginning of fiscal year 2008.

As discussed in note 10 to the consolidated financial statements, the Company changed its method of accounting for defined benefit pension and other postretirement plans at the beginning of fiscal year 2009.

/s/ KPMG LLP

Mountain View, California
February 23, 2010